Exhibit 99.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Mannatech Incorporated (the “Company”) and B. Keith Clark, Esq. (the “Employee”), and is effective as of August 28, 2006 (“Effective Date”). The Company desires to employ the Employee, and the Employee desires to be employed by the Company. Therefore, in consideration of the mutual promises and agreements contained herein, the Company and the Employee (collectively, the “Parties”) hereby agree as follows:

SECTION 1.

EMPLOYMENT

1.1 Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, for the period and upon the terms and conditions contained in this Agreement.

1.2 Office and Duties. The Employee shall serve as Senior Vice President & General Counsel of the Company, with the authority, duties and responsibilities described herein and those customarily incident to such office. The Employee shall report directly to the Board of Directors (the “Board”) as well as to the Company’s Chief Executive Officer or such other executive officers as the Board may determine in its discretion and shall perform such services, duties and responsibilities commensurate with Employee’s position as may from time to time be assigned by the Board, the Chief Executive Officer (the “CEO”) or such other director or officer as the Board may determine.

1.3 Performance. During employment under this Agreement, the Employee shall devote on a full-time basis all of Employee’s time, energy, skill and best efforts to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. However, so long as such activities do not interfere with the performance of Employee’s duties hereunder, the Employee may engage in (i) civic, charitable, and professional or trade activities, and (ii) activities incidental to his association with High Point Development. The Employee shall comply with the employee policies and written manuals of the Company that are applicable generally to executive employees of the Company, as they exist and/or are modified from time to time. In the event of conflict or inconsistency between this Agreement and the employee policies and written manuals of the Company, the terms of this Agreement shall govern. Except as specifically contemplated herein, the Employee shall not work either on a part-time or independent contractor basis for any other business or enterprise during the Term of Employment.

1.4 Place of Work. The Employee shall perform services under this Agreement at the Company’s principal office in the City of Coppell, Dallas County, Texas, and at such other place or places as the Employee’s duties and responsibilities may require.

1.5 Indemnity. Employee shall become a party to an Indemnification Agreement contemporaneously herewith.

1.6 Directors’ and Officers’ Liability Insurance. To the extent required by the Indemnification Agreement, the Company shall maintain director and officer liability insurance covering acts or omissions by the Employee in the performance of Employee’s duties to the Company.

1.7 Exclusive Employment. Without limiting Section 1.3 hereof, during the Term of Employment, the Employee will not, without the prior written consent of the Board:

a. serve as a spokesperson, representative, employee, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any for-profit business other than the Company;

b. serve as a spokesperson, representative, employee, owner, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any business which is a supplier to the Company or which competes with the Company, in each case whether directly or indirectly;

c. own any equity or economic interest in any company that competes directly or indirectly with the Company, except that this does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company; or

d. promote or endorse at Company business functions any other organization(s) with which Employee may be associated or affiliated.

SECTION 2.

EMPLOYMENT TERM

2.1 Term. The term of the Employee’s employment under this Agreement commences on the Effective Date and shall continue for a period of two (2) years (the “Initial Term”), subject to prior termination only as provided in this Agreement. The term of employment shall continue after the Initial Term for subsequent periods of one (1) year (each a “Renewal Term”) unless either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other prior to the end of the Initial Term or any Renewal Term (whether the Initial Term or a Renewal Term, the “Term of Employment”).

2.2 Effect of Notice of Non-Renewal. Subject to earlier termination under Section 8 hereof, if Notice of Non-Renewal is given in accordance with Section 2.1 above, then this Agreement will continue until the expiration of the then-current Term of Employment.

SECTION 3.

EMPLOYMENT COMPENSATION

3.1 Base Salary. The base salary of the Employee for all of Employee’s services, duties and responsibilities to the Company and all of Employee’s agreements and covenants with or to the Company under this Agreement shall be at the annual rate of $250,000 which the Company shall pay to the Employee in equal installments in accordance with its normal payroll policies (the “Base Salary”).

a. Employee’s performance and salary shall be reviewed by the Chief Executive Officer and the Compensation Committee annually in accordance with the Company’s annual performance review process.

b. Employee’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Employee’s pay may be raised by the Company from time to time as the Company deems appropriate in its sole discretion, by way of an addendum or other documentation, without otherwise effecting this Agreement. Notwithstanding any pay increase, the employment of Employee shall be construed as continuing under this Agreement.

3.2 Annual Bonus. During Employee’s employment under this Agreement, the Employee is also eligible to participate in the Company’s annual executive bonus program at the top tier Senior Vice President level (the “Executive Bonus Program”). The opportunity to earn a bonus and the amount of any bonus compensation under the Executive Bonus Program will be determined in accordance with criteria established by the Board or the Compensation Committee, which will comply with the requirements of Section 409A of the Internal Revenue Code, unless the payment of the bonus is exempt as not constituting a deferral of income. The Employee acknowledges that any bonus compensation under the Bonus Program will be discretionary, with the sole discretion resting with the Board or the Compensation Committee.

3.3 Payment and Reimbursement of Work-Related Expenses. During Employee’s employment under this Agreement, the Company shall pay or reimburse the Employee, in accordance with the applicable policies and procedures of the Company, for all reasonable travel and other reasonable expenses incurred by the Employee in performing Employee’s obligations under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company.

3.4 Benefits. During Employee’s employment under this Agreement, the Employee shall be entitled to participate in or receive benefits under any employee-benefit plan or arrangement made available by the Company to its executive employees generally (including any medical, dental, short-term and long-term disability, life insurance and 401(k) programs), subject to eligibility conditions or requirements and to the terms, conditions and overall administration of each of such plans and arrangements. Nothing in this Agreement will preclude the Company from amending or terminating any of the benefit plans or programs applicable to Employee as long as such amendment or termination is applicable to all similarly situated employees, without otherwise effecting this Agreement. Notwithstanding any change in benefits, the employment of Employee shall be construed as continuing under this Agreement.

3.5 Executive Vehicle Program. During Employee’s employment under this Agreement, Employee will be eligible to participate in the Company’s executive vehicle program, subject to all of its terms, regarding a vehicle with a lease cost to the Company no greater than that afforded to other similarly situated executive officers of the Company, with auto liability insurance coverage (comprehensive, collision and liability) for the leased vehicle paid by the Company and all routine and necessary repairs to the leased vehicle paid for by the Company or reimbursed to the Employee, subject to approval by the Chief Financial Officer of the Company.

3.6 Vacation. During Employee’s employment under this Agreement, the Employee shall be entitled to 20 days of paid vacation annually, in accordance with the regular policies of the Company.

3.7 Tax Withholding. The Company may deduct from any compensation or other amount payable to the Employee under this Agreement social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.

SECTION 4.

CONFIDENTIAL INFORMATION

4.1 Definition of “Confidential Information.”

a. “Confidential Information” means material, data, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and/or other information of or relating to the Company (as well as its customers and/or vendors) that is confidential, proprietary, and/or a trade secret (a) by its nature, (b) based on how it is treated or designated by the Company, (c) such that its appropriation, use or disclosure would have a material adverse effect on the business or planned business of any of the Company, or (d) as a matter of law. All Confidential Information is the property of the Company, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

b. Exclusions. Confidential Information does not include material, data, and/or information that (i) the Company has voluntarily placed in the public domain; (ii) has been lawfully and independently developed and publicly disclosed by third parties; (iii) constitutes the knowledge and skills gained by Employee during the Employment Period; or (iv) otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use, or disclosure of Confidential Information by Employee, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

4.2 Provision of Confidential Information. Irrespective of the Term of Employment, and in consideration of the Employee’s promises in Section 4.3 of this Agreement, the Company promises to immediately provide the Employee with access to Confidential Information, including (but not limited to) the new Confidential Information that the Company is separately and concurrently providing to the Employee. The Parties stipulate and agree that Employee has never before seen or had access to the new Confidential Information referenced herein.

4.3 Protection of Confidential Information. Both during and after the Employment Period, the Employee shall not in any manner, directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, or communicate Confidential Information to any Person, including (without limitation) originals or copies of any Confidential Information, in any media or format, except for the Company’s benefit within the course and scope of the Employee’s employment or with the prior written consent of the CEO; or (ii) take or encourage any action which would circumvent, interfere with or otherwise diminish the value or benefit of Confidential Information to the Company. The Employee agrees to use Employee’s best efforts and utmost diligence to protect and safeguard the Confidential Information as prescribed in this Section 4. Notwithstanding any other provision of this Agreement, the Employee acknowledges Employee’s additional obligations to protect the secret, confidential, and/or privileged information of the Company in Employee’s role as an attorney and General Counsel, in addition to any other obligations related to the terms of this Agreement.

4.4 Return and Review of Information.

a. Company Property. All Confidential Information and other information and property affecting or relating to the business of the Company within the Employee’s possession, custody or control, regardless of form or format, shall remain at all times the property of the Company.

b. Upon Request. At any time that the Company may request, during or after the Employment Period, the Employee shall deliver to the Company all Confidential Information and other information and property affecting or relating to the business of the Company within Employee’s possession, custody or control, regardless of form or format. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy, and/or confiscate any Confidential Information within the Employee’s possession, custody or control.

c. Upon Termination. The Employee shall return to the Company all Confidential Information and other information and property affecting or relating to the business of the Company within the Employee’s possession, custody or control, regardless of form or format, without the necessity of a request, forthwith upon resignation or termination of Employee’s employment, regardless of whether the resignation or termination is voluntary, involuntary, for Cause or not for Cause.

4.5 Response to Third Party Requests. Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Employee’s direct or indirect disclosure or production of any Confidential Information to any Person, the Employee shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. The Employee irrevocably nominates and appoints the Company, as the Employee’s true and lawful attorney-in-fact to act in the Employee’s name, place and stead to perform any act that the Employee might perform to defend and protect against any disclosure of Confidential Information.

SECTION 5.

NON-COMPETITION AND NON-SOLICITATION

5.1 Non-Competition and Non-Solicitation.

a. Non-Competition During Employment. During the Employment Period, the Employee shall not engage in any other business or employment which may detract from Employee’s full performance of Employee’s duties hereunder or which competes in any manner with the Company, and the Employee shall not directly or indirectly render any services of a business, commercial or professional nature, to any other Person without the Company’s prior written consent. Further, during employment, the Employee shall not directly or indirectly contact, solicit, entice, sponsor or accept any of the Associates into, or in any way promote to any such Associates opportunities in marketing programs of any direct sales company or organization other than the Company.

b. Non-Competition Post-Employment. During the Restricted Period, the Employee shall not directly or indirectly, on Employee’s own behalf or on the behalf of any other Person, engage in a Competing Business within the Geographic Area, including, without limitation, owning, taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, being a spokesperson for, providing services as a consultant or independent contractor to, or participating in the ownership, management, operation or control of, any Competing Business; provided, however, that this Section 5.1(b) does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company.

c. Customer Non-Solicitation. During the Restricted Period, the Employee shall not in any manner, directly or indirectly, on Employee’s own behalf or on the behalf of any other Person, induce, solicit or attempt to induce or solicit any Customer, (i) to do business with a Competing Business, or (ii) to reduce, cease, restrict, terminate or otherwise adversely alter business or business relationships with the Company for the benefit of a Competing Business, regardless of whether the Employee initiates contact for that purpose.

d. Employee Non-Solicitation and No-Hire. During the Restricted Period, the Employee shall not directly or indirectly, on Employee’s own behalf or on behalf of any other Person, (i) solicit, recruit, persuade, influence, or induce, or attempt to solicit, recruit, persuade, influence, or induce any Person employed or otherwise retained by the Company (including, without limitation, any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with the Company, regardless of whether the Employee initiates contact for such purposes, or (ii) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by the Company (including any independent contractor or consultant), for the benefit of a Competing Business.

5.2 Definitions. The following definitions are for the purposes of this Agreement, including (without limitation) this Section 5.

a. “Competing Business” means any business operation which engages in the business of providing glyco-nutrients that are the same or substantially similar to those that the Company manufactured, produced, provided, sold, and/or marketed during the Employee’s tenure with the Company, including the direct sale, network and/or multi-level marketing of dietary supplements.

b. “Customer” means (i) any Associate or other Person with whom or with which the Company has had any contract any time during this Agreement or any time during the one year period immediately preceding the Effective Date, and/or (ii) any customer, vendor, supplier, licensor or other Person in a business relationship with the Company, for which the Employee or employees working under the Employee’s supervision had any direct or indirect responsibility during the Employment Period.

c. “Geographic Area” means Dallas County, Texas.

d. “Restricted Period” means the Employment Period and the one year period commencing on the Termination Date, regardless of whether the Employee’s resignation or termination from the Company is voluntary or involuntary, for Cause or not for Cause. This time period shall be extended by one day for each day that Employee is determined to be in violation of Sections 4 and/or 5 of this Agreement, as determined by a court of competent jurisdiction.

5.3 Survival. This Section 5 shall survive the cessation or termination of the Employee’s employment under this Agreement, subject to the time and scope limitations set forth in this Section 5.

5.4 Substitution/Revision. If, at the time of enforcement of the restrictive covenants in this Section 5, a court holds that the restrictions stated in this Section 5 are unreasonable under circumstances then existing, then the maximum duration, scope or geographical area reasonable under such circumstances shall automatically be substituted for the stated duration, scope or geographic area and the court shall be allowed and is hereby requested to revise the restrictions contained herein to cover the maximum duration, scope and geographic area permitted by law. The covenants contained in Sections 5.1(a), (b), (c), and (d) hereof are independent of and severable from one another.

SECTION 6.

NON-DISPARAGEMENT

6.1 Non-Disparagement. The Employee agrees that, both during and after the Employment Period, the Employee will not make any statements which would constitute libel, slander or disparagement of the Company or any of its directors, officers, shareholders, or affiliates, provided however, that the terms of this Section 6.1 shall not apply to communications between the Employee and, as applicable, the Employee’s attorneys or other Persons with whom or which communications would be subject to a claim of privilege existing under common law, statute or rule of procedure.

SECTION 7.

REMEDIES

7.1 Remedies. In the event of a breach of this Agreement by any Party, and subject to the remaining provisions of this Section 7, the aggrieved Party shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) an injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred as a result of the breach; and (c) attorneys’ fees and costs incurred enforcing the terms of this Agreement.

7.2 Arbitration. SUBJECT TO THE RIGHTS UNDER SECTION 7.2(e) HEREOF TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS, OR CONTROVERSIES BETWEEN THE PARTIES HERETO, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT. In the event either party provides a notice of arbitration of any dispute to the other party, the parties agree to submit that dispute to a single arbitrator selected from a panel of arbitrators of JAMS located in Dallas, Texas. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced. If for any reason JAMS cannot serve as the arbitration administrator, the Company may select an alternative arbitration administrator such as the American Arbitration Association, to serve under the terms of this Agreement. The parties further agree to abide by and perform any award rendered by the arbitrator.

a. VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE DALLAS COUNTY, TEXAS (THE “AGREED VENUE”).

b. Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefore, including (without limitation) any computations of actual damages or offsets, if applicable.

c. Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the parties as determined by the arbitrator, except for any initial registration fee, which the parties shall bear equally. Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which party initiated the proceedings, in addition to any other relief to which it may be entitled. The determination of the “prevailing party” and the amount of fees, costs and expenses awarded shall be in the discretion of the arbitrator and shall be based upon such evidence as the arbitrator deems appropriate, including the relief awarded as compared to the last bona fide settlement offer made by the opposing party prior to the initiation of the arbitration proceeding, as well as any bona fide settlement offer made during the proceeding taking into account the fees, costs and expenses incurred thereafter.

d. Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

e. Statutes of Limitations. All statutes of limitations that would otherwise be applicable (as well as other laws and statutes of applicability to any Dispute in issue) shall apply to any arbitration proceeding hereunder, and the arbitrator is specifically empowered to decide any question pertaining to limitations.

7.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth Section 7.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of this Agreement. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

SECTION 8.

TERMINATION OF EMPLOYMENT

8.1 Events of Termination. The Employee’s employment under this Agreement shall be terminated upon the earliest of the following occurrences:

a. within thirty (30) days of the Company giving Employee written notice of termination for Cause, provided, however, that the Company may terminate Employee’s employment effective immediately, within its sole discretion;

b. within thirty (30) days of the Company giving Employee written notice of termination without Cause;

c. within thirty (30) days of Employee giving the Company written notice of resignation for Good Reason;

d. within thirty (30) days of Employee giving the Company written notice of resignation without Good Reason, provided, however, that upon the Company’s knowledge of such notice, the Company may terminate Employee’s employment effective immediately, within its sole discretion;

e. immediately upon Employee’s death;

f. within thirty (30) days of the Company giving Employee written notice of termination due to Employee’s Disability, provided, however, that the Company may terminate Employee’s employment effective immediately, within its sole discretion; or

g. the Company giving Employee a written Notice of Non-Renewal in accordance with the requirements and time periods stated in Section 2 hereof.

Termination pursuant to Sections 8.1(a), (b) (f) and (g) shall not take effect without approval by a majority vote of the Board.

8.2 Definitions of Disability, Cause, and Good Reason.

a. “Disability” means the Employee’s becoming incapacitated by accident, sickness, or other circumstances that, in the reasonable judgment of the Board, renders or is expected to render the Employee mentally or physically incapable of performing the essential duties and services required hereunder, where (i) such incapacity has been determined to exist by the disability insurance carrier for the Company, or (ii) the Company has determined, based on competent professional advice, that such incapacity has continued or will continue for such period of time of at least 90 consecutive calendar days, or 180 non-consecutive calendar days within a calendar year.

b. “Cause” means any of the following:

i.	the Company’s determination that the Employee has neglected, failed, or refused to render the services or perform any other of his duties or obligations in or under this Agreement (including, without limitation, because of any alcohol or drug abuse);

ii.	the Employee’s material violation of any provision of or obligation under this Agreement;

iii.	the Employee’s indictment for, or entry of a plea of no contest with respect to, any crime that adversely affects or (in the Board’s reasonable judgment) may adversely affect the Company or the utility of the Employee’s services to the Company; or

iv.	any other act or omission of the Employee involving fraud, theft, dishonesty, disloyalty, or illegality with respect to, or that harms or embarrasses or (in the Board’s reasonable judgment) may harm or embarrass, the Company or any of its subsidiaries, affiliates, customers, dealers or suppliers.

Notwithstanding any other provision of this Agreement, if the Company gives notice of termination for Cause under clauses i. or ii. above in this Section 8.2(b), then the Employee at its sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the termination (the “Employee Remedy Period”), before the termination becomes effective. If the reasons giving rise to such termination are cured or resolved by the Employee within the Employee Remedy Period, then the termination will be deemed to be without Cause for the purposes of this Agreement, unless it is withdrawn by the Company by the end of the Employee Remedy Period.

c. “Good Reason” means any of the following:

i.	the Company’s denial of compensation due and owing to Employee under this Agreement, where such denial is by any means, including but not limited to a material act or omission of fraud, theft, or dishonesty in the Company’s accounting practices or otherwise;

ii.	the requirement by the Company that Employee be based anywhere other than Dallas County, Texas, except for travel incident to the Company’s business;

iii.	the Company’s demotion of the Employee in title or pay, or the Company’s removal of a material portion of the Employee’s significant duties or responsibilities pursuant to this Agreement, without the Employee’s consent; or

iv.	the Company’s material breach of this Agreement.

Notwithstanding any other provision of this Agreement, if the Employee gives notice of resignation for Good Reason under clauses i., ii., iii., or iv. above in this Section 8.2(c), then the Company at its sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the resignation (the “Company Remedy Period”), before the resignation becomes effective. If the reasons giving rise to such resignation are cured or resolved by the Company within the Company Remedy Period, then the resignation will be deemed to be without Good Reason for the purposes of this Agreement, unless it is withdrawn by the Employee by the end of the Company Remedy Period.

8.3 Effects of Termination.

a. Without Severance Pay. If the Employee’s employment under this Agreement is terminated (1) by the Company for Cause, (2) by reason of the Employee’s death, (3) by the Employee’s resignation without Good Reason, or (4) based on the Employee’s Notice of Non-Renewal under Section 2 hereof, then all further rights of the Employee to employment and compensation and benefits from the Company under this Agreement will cease, except that the Company shall pay the Employee (or Employee’s estate, as the case may be) the following:

i.	any amount of base salary earned by, but not yet paid to, the Employee through the Termination Date;

ii.	any annual or other bonus, or portion thereof, that the Compensation Committee may deem to be earned by, but not yet paid to, the Employee through the Termination Date;

iii.	all reimbursable expenses due but yet not paid, to the Employee as of the Termination Date, in accordance with this Agreement and Company policy on expense reimbursement; and

iv.	all benefits (or an amount equivalent thereto) that have been earned by or vested in, and are payable to, the Employee under, and subject to the terms of, the employee-benefit plans or arrangements of the Company in which the Employee participated through the Termination Date, in accordance with Section 3 hereof.

Except as otherwise provided below, any amount due under clauses i., and ii. above in this Section 8.3(a) shall be paid in the same manner and on the same date as would have occurred if the Employee’s employment under this Agreement had not ceased. Any amount due under clause iv. above in this Section 8.3(a) shall be paid in accordance with the terms of the employee-benefit plans or arrangements under which such amounts are due to the Employee. The amounts due under clause iii. of this Section 8.3(a) shall be paid in accordance with the terms of the Company’s policies, practices, and procedures regarding reimbursable expenses. Also upon cessation or termination of employment hereunder (unless the Employee continues otherwise to be employed by the Company), the Employee shall resign or shall be deemed to have resigned from any position as an officer or director, or both, of any subsidiary or affiliate of the Company. The Employer shall not pay Employee any amounts in respect of accrued and unused vacation.

b. With Severance Pay. If the Employee’s employment under this Agreement is terminated (1) by the Company without Cause, (2) by the Employee’s resignation for Good Reason, (3) on account of the Employee’s Disability, or (4) based on the Company’s Notice of Non-Renewal under Section 2 hereof, then all further rights of the Employee to employment and compensation and benefits from the Company under this Agreement will cease, except that the Company shall pay the Employee the following:

i.	all payments and compensation stated in Section 8.3(a) herein;

ii.	if the Employee elects continuation coverage (with respect to the Employee coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, the Employee shall be responsible for payment of the monthly cost of COBRA Continuation Coverage, provided however, that commencing six (6) months after the Termination Date, to the extent allowed by applicable law, the Company shall reimburse the Employee for the monthly cost of all COBRA Continuation Coverage (including the costs for the first six (6) months of COBRA Continuation Coverage), as required to be paid by similarly situated COBRA continuees, as of the first payroll period for each month for which COBRA Continuation Coverage is provided in accordance with the Company’s normal payroll policies, until the earlier of (a) the expiration of such coverage under applicable law, or (b) the replacement of such coverage by Employee through a new business or employer;

iii.	if the Employee’s employment under this Agreement is terminated during the Initial Term other than as a result of the Company’s Notice of Non-Renewal under Section 2 hereof, the greater of: (a) the Employee’s salary for a period of twelve (12) months, or (b) the Employee’s salary for the remainder of the Initial Term of this Agreement as severance pay; and

iv.	if the Employee’s employment under this Agreement is terminated during a Renewal Term or based on the Company’s Notice of Non-Renewal under Section 2 hereof, the Employee’s salary for a period of twelve (12) months as severance pay.

Any severance amounts paid will be based upon Employee’s then current salary as of the Termination Date and will be paid in equal installments and in accordance with the normal payroll policies of the Company, less applicable taxes, provided however, that severance payments under clause ii above in this Section 8.3(b) shall be made in accordance with the provisions thereof, and severance payments under clauses iii and iv above in this Section 8.3(b) shall be made beginning with the first pay period beginning after the expiration of six months from the Termination Date. All other terms of termination as stated in Section 8.3(a) shall apply upon a termination by the Company without Cause.

8.4 Post-employment Cooperation. Upon and for a period of six (6) months after the Termination Date, the Employee will cooperate fully with the Company in connection with (a) any matter related to the Company’s business and activities, by being available at mutually agreeable times, in person or by telephone, and without any unreasonable interference with Employee’s other activities, to provide such information as may from time to time be requested by the Company regarding various matters in which Employee was involved during Employee’s employment with the Company, and (b) any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including (without limitation) Employee’s meeting with the Company’s counsel and advisors at reasonable times upon their request, and providing testimony (in court or at depositions) that is truthful, and complete in accordance with information known to him. For all activities required of Employee under this Section 8.4, Employee shall be compensated at Employee’s then hourly rate, except to the extent prohibited by law.

SECTION 9.

REPRESENTATION BY EMPLOYEE

9.1 No Conflict. The Employee hereby represents and warrants to the Company that Employee’s execution of this Agreement and performance of the duties and obligations hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement or obligation to which the Employee is a party or is bound.

SECTION 10.

GENERAL

10.1 Governing Law. This Agreement shall be governed by, and enforced and construed under, the laws of the State of Texas, except to the extent preempted by federal law.

10.2 Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors (including, without limitation, any successor as a result of a merger or similar reorganization) and assigns of the Parties, except that the Employee’s rights, benefits, duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

10.3 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by same-day courier, (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested, or (c) upon delivery when sent by prepaid overnight delivery service, in any case addressed as follows:

If to the Employee:	B. Keith Clark
7433 Crofton Drive
Dallas, TX 75231

If to the Company:	Lead Director
Board of Directors
Mannatech Incorporated
600 S. Royal Lane, Suite 200
Coppell, TX 75019

A Party’s address may be changed from time to time by written notice to the other Party in accordance with this Section 10.3.

10.4 Prior Agreements Superseded. This Agreement supersedes all prior agreements between the Parties of any and every nature whatsoever, including (without limitation) agreements for additional compensation or benefits. All such prior agreements are null and void.

10.5 Duration. Notwithstanding the cessation or termination of Employee’s employment under this Agreement, this Agreement shall continue to bind the Parties for so long as any obligations remain under the terms of this Agreement.

10.6 Amendment; Waiver. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

10.7 Enforcement and Severability. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties intend for the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision shall be severed, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of it, and the remaining provisions shall remain in full force and effect.

10.8 Subsidiaries Included. Wherever the “Company” is referred to in this Agreement, it shall include all subsidiaries of the Company as they may exist from time to time, even where the term “subsidiaries” is not explicitly stated in connection with such reference.

10.9 Certain Defined Terms; Headings. As used in this Agreement:

a. “business day” means any Monday through Friday other than any such weekday on which the executive offices of the Company are closed.

b. “Employment Period” means the term of Employee’s employment under this Agreement, from the Effective Date through the last date of Employee’s work for the Company under this Agreement, regardless of whether the termination is voluntary, involuntary, for Cause, or not for Cause.

c. “herein,” “hereof,” “hereunder,” and similar terms are references to this Agreement as a whole and not to any particular provision of this Agreement.

d. “Person” means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or other individual, business, or governmental entity, as applicable.

e. “Termination Date” means the last day of the Employment Period.

In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Employee for employment or compensation for such period. The Section and other descriptive headings in this Agreement are only for convenience of reference and are not to be used to construe or interpret this Agreement or any of its provisions.

10.10 Employee Acknowledgment. The Employee affirms and attests, by signing this Agreement, that the Employee has read this Agreement before signing it and that the Employee fully understands its purposes, terms, and provisions, which the Employee hereby expressly acknowledges to be reasonable in all respects. The Employee further acknowledges receipt of one copy of this Agreement.

10.11 Section 409A Compliance. It is the intention of the Company and the Employee that this Agreement not result in unfavorable tax consequences to the Employee under Section 409A of the Code. The Company and the Employee acknowledge that only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code Section 409A to certain arrangements, such as this Agreement. It is expected by the Company and the Employee that the Internal Revenue Service will provide further guidance regarding the interpretation and application of Section 409A of the Code in connection with finalizing its recently proposed regulations. The Company and the Employee acknowledge further that the full effect of Section 409A of the Code on potential payments pursuant to this Agreement cannot be determined at the time that the Company and the Employee are entering into this Agreement. The Company and the Employee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that neither party shall be required to assume an economic burden beyond what is already required by this Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly entered into this Agreement as of the Effective Date.

EMPLOYEE:

/s/ B. Keith Clark
B. Keith Clark, Esq.

Date: 8/28/2006

MANNATECH INCORPORATED

/s/ Sam Caster
Sam Caster
Chairman of the Board

Date: 8/28/2006